                                                                     Exhibit 2.1
                                                                     -----------



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             WESTOWER CORPORATION,

                       WESTOWER SUMMIT ACQUISITION, LLC,

                           SUMMIT COMMUNICATIONS, LLC

                                      AND

                   THE MEMBERS OF SUMMIT COMMUNICATIONS, LLC

                               TABLE OF CONTENTS

                                                                                         Page
ARTICLE 1.           THE MERGER..........................................................  2
                1.1  Merger..............................................................  2
                1.2  Certificate of Formation............................................  2
                1.3  Operating Agreement.................................................  2

ARTICLE 2.           CONVERSION AND EXCHANGE OF MEMBERSHIP INTERESTS.....................  2
                2.1  Merger Terms........................................................  2
                2.2  Closing.............................................................  3

ARTICLE 3.           DEFAULT.............................................................  3
                3.1  Default at Closing..................................................  3

ARTICLE 4.           REPRESENTATIONS AND WARRANTIES OF SUMMIT AND THE
                     INDIVIDUAL MEMBERS..................................................  4
                4.1  Organization Standing and Qualification.............................  4
                4.2  Membership Interests................................................  4
                4.3  No Subsidiaries, Partnerships or Joint Ventures.....................  4
                4.4  Financial Statements................................................  4
                4.5  Title to Properties.................................................  5
                4.6  Tax Matters.........................................................  5
                4.7  Litigation and Labor Matters........................................  6
                4.8  Patents, Trademarks, and Copyrights.................................  7
                4.9  Contracts and Commitments...........................................  7
               4.10  Absence of Undisclosed Liabilities..................................  8
               4.11  Existing Condition..................................................  8
               4.12  Validity of Contemplated Transactions...............................  8
               4.13  Licenses and Permits and Compliance with Laws.......................  9
               4.14  Transactions with Affiliates........................................  9
               4.15  Bank Accounts.......................................................  9
               4.16  Summit's Employees..................................................  9
               4.17  Environmental Liabilities........................................... 10
               4.18  Accounts Receivable................................................. 11
               4.19  Books and Records................................................... 11
               4.20  Insurance........................................................... 11
               4.21  Employee Benefit Plans.............................................. 11
               4.22  Investment Representations.......................................... 12
               4.23  Information Related to Westower..................................... 13

                                      (i)

ARTICLE 5.           REPRESENTATIONS AND WARRANTIES OF WESTOWER
                     AND SUB............................................................. 13
                5.1  Organization, Good Standing and Authority........................... 13
                5.2  Validity of Contemplated Transaction................................ 13
                5.3  Westower SEC Filings................................................ 14
                5.4  Material Changes.................................................... 14
                5.5  Entity Classification............................................... 14

ARTICLE 6.           COVENANTS........................................................... 14
                6.1  Business in the Ordinary Course..................................... 14
                6.2  Accounting and Credit Changes....................................... 14
                6.3  Capitalization, Options and Dividends............................... 14
                6.4  Encumbrance of Assets............................................... 14
                6.5  Employment Agreements............................................... 15
                6.6  Access.............................................................. 15
                6.7  Good Will........................................................... 15
                6.8  Exclusive Rights to Westower........................................ 15
                6.9  Maintenance of Property............................................. 15
               6.10  No New Material Agreements.......................................... 15
               6.11  Compensation........................................................ 15
               6.12  Indebtedness........................................................ 15
               6.13  Cooperation......................................................... 16

ARTICLE 7.           POST-CLOSING COVENANTS.............................................. 16
                7.1  Personal Guarantees................................................. 16
                7.2  Sale of the Westower Stock.......................................... 16
                7.3  Registration Rights................................................. 17
                7.4  Westower SEC Filing Obligations..................................... 17
                7.5  Removal of Legend on Certificates Representing the Westower Stock... 17
                7.6  Employment  Agreements.  At the Closing Summit,..................... 17
                7.7  Covenant Not to Compete............................................. 17
                7.8  Election to Close Books............................................. 19
                7.9  Audit............................................................... 19

ARTICLE 8.           INDEMNIFICATION..................................................... 19
                8.1  Indemnification of Westower......................................... 19
                8.2  Indemnification by Westower......................................... 20
                8.3  Indemnification Procedure for Third-Party Claims.................... 20

ARTICLE 9.           CONDITIONS PRECEDENT TO WESTOWER'S AND SUB'S
                     OBLIGATIONS......................................................... 20
                9.1  Representations and Warranties...................................... 20
                9.2  Compliance with Agreements.......................................... 21

                                      (ii)

                9.3  Opinion of Counsel.................................................. 21
                9.4  Material Damage..................................................... 21
                9.5  Employment Agreements............................................... 21
                9.6  Other Approvals..................................................... 21
                9.7  No Litigation....................................................... 22

ARTICLE 10.          CONDITIONS PRECEDENT TO MEMBERS' OBLIGATIONS........................ 22
               10.1  Representations and Warranties...................................... 22
               10.2  Compliance with Agreements.......................................... 22
               10.3  Opinion of Counsel.................................................. 22
               10.4  Material Damage..................................................... 22
               10.5  Agreements.......................................................... 22
               10.6  Other Approvals..................................................... 23
               10.7  No Litigation....................................................... 23
               10.8  Waivers and Consents Obtained....................................... 23

ARTICLE 11.          MISCELLANEOUS....................................................... 23
               11.1  Broker Fees......................................................... 23
               11.2  Survival of Representations and Warranties.......................... 23
               11.3  Knowledge........................................................... 23
               11.4  Expenses............................................................ 23
               11.5  Announcements....................................................... 24
               11.6  Further Actions and Assurances...................................... 24
               11.7  Counterparts........................................................ 24
               11.8  Contents of Agreement; Parties in Interest.......................... 24
               11.9  Mississippi Law to Govern........................................... 24
              11.10  Section Headings and Gender......................................... 24
              11.11  Schedules........................................................... 24
              11.12  Notices............................................................. 24
              11.13  Confidential Information............................................ 25

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered as of the 10th day of November, 1998 by and among WESTOWER CORPORATION, a Washington corporation ("Westower"), WESTOWER SUMMIT ACQUISITION, LLC, a Mississippi limited liability company and wholly-owned subsidiary of Westower ("Sub"), SUMMIT COMMUNICATIONS, LLC, a Mississippi limited liability company ("Summit"), and MARK J. SHAPLEY ("Shapley"), MIKE A. JARVIS ("Jarvis"), THE MARK J. SHAPLEY CHILDREN'S TRUST (the "Shapley Trust"), and THE MIKE A. JARVIS CHILDREN'S TRUST (the "Jarvis Trust"), being all the members of Summit (each a "Member" and together the "Members"). Shapley and Jarvis are referred to herein as the "Individual Members," and the Shapley Trust and the Jarvis Trust are referred to herein as the "Trust Members".

                                   RECITALS:
                                   --------

     A. All of the membership interests of Summit (individually, a "Summit Interest" and, collectively, the "Summit Interests") are owned by the Members as follows:

         Name                                        Membership Interest
         ----                                        --------------------
         Shapley                                             45%
         Jarvis                                              45%
         Shapley Trust                                        5%
         Jarvis Trust                                         5%
                                                            ---
                                        TOTAL               100%


     Each Member's Summit Interest is referred to herein as such Member's "Pro Rata Share."

     B. The board of directors of Westower, the Manager and Member of Sub, and the Members of Summit deem it advisable and in the best interest of Sub and Summit that Sub merge with and into Summit (the "Merger") pursuant to this Agreement and Plan of Merger and the applicable provisions of the laws of the State of Mississippi.

                                   AGREEMENTS
                                   ----------

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations and agreements herein contained, it is hereby covenanted and agreed by and among the parties that they shall carry out and consummate the following Agreement and Plan of Merger (the "Agreement"):

                                   ARTICLE 1.

                                   THE MERGER

      1.1 MERGER. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Mississippi, in the form attached to this Agreement as EXHIBIT 1.1, Sub shall be merged with and into Summit pursuant to this Agreement, the separate existence of Sub shall cease, and Summit shall survive as a limited liability company organized under and governed by the laws of the State of Mississippi. Summit, as it exists from and after the Merger, is sometimes referred to as the "Surviving Company."

      1.2 CERTIFICATE OF FORMATION. The Certificate of Formation of Summit in effect immediately prior to the Merger shall be amended and restated as set forth in Attachment A to the Certificate of Merger and, as so amended and restated, shall be the Certificate of Formation of the Surviving Company until amended in accordance with applicable law.

      1.3 OPERATING AGREEMENT. The Operating Agreement of Summit in effect immediately prior to the Merger shall be amended and restated and, as so amended and restated, shall be the Operating Agreement of the Surviving Company until amended in accordance with applicable law.

                                   ARTICLE 2.

                CONVERSION AND EXCHANGE OF MEMBERSHIP INTERESTS

      2.1 MERGER TERMS.

     (a) The consideration to be paid to the Members in the Merger (the "Merger Consideration") is set forth in this Section. The Merger Consideration shall consist of (i) $4,400,000 in cash; plus (ii) 200,000 shares of common stock, par value $.01 per share, of Westower ("Westower Stock"); plus (iii) up to an additional 100,000 shares of Westower Stock pursuant to the terms of the formula set forth in Section 2.1(b). In the Merger, each Member's Summit Interest shall be converted into and become the right to receive its Pro Rata Share of the Merger Consideration.

     (b) In addition to the Merger Consideration set forth in Section 2.1(a)(i) and 2.1(a)(ii) above, each Member shall receive such Member's Pro Rata Share of an additional 333 shares of Westower Stock upon the completion by Summit, during the three-year period immediately after the Closing Date, of the construction of each "build-to-suit" wireless communications transmitting and receiving tower to be constructed and owned by Summit and leased in whole or in part to Mercury Communications Company or an affiliate designated by it ("Mercury"), all pursuant to a contract or contracts between Summit and Mercury and approved in writing by Westower (the "Earnout"). In no event shall the aggregate Earnout either paid or payable to the Members exceed 100,000 shares of Westower Stock. No fractional shares of Westower Stock will be issued. The number of shares to be issued to each Member will be rounded downward to the nearest whole share and cash will be paid in lieu of any fraction based upon the closing price of Westower Stock on the American Stock Exchange on the trading day immediately preceding the date of payment.

     (c) The membership interest of Sub shall be converted into and become the sole membership interest in the Surviving Company.

      2.2 CLOSING. The closing (the "Closing") of the Merger shall take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103 at 2:00 p.m. on the date of execution and delivery of this Agreement or on such other date as the parties hereto may mutually agree upon (the "Closing Date"). At the Closing, the Members shall deliver or cause to be delivered, (i) free and clear of all liens and encumbrances, claims and other charges thereon of every kind their respective Summit Interests; (ii) signed Employment Agreements, as described in Section 7.6 of this Agreement; (iii) a signed Registration Rights Agreement, as described in
Section 7.3 of this Agreement; (iv) the signed Certificate of Merger, as described in Section 1.1 of this Agreement; and (v) the other deliveries required by this Agreement. At Closing, Westower shall deliver or cause to be delivered (i) the cash portion of the Merger Consideration, in immediately available funds; (ii) an irrevocable authorizing letter to its transfer agent directing that the transfer agent issue certificates for Westower Stock, free and clear of all liens and encumbrances, claims and charges thereon of every kind, to the Members in the respective amounts determined pursuant to Section
2.1 of this Agreement and deliver the certificates by overnight mail; (iii) a signed Registration Rights Agreement, as described in Section 7.3 of this Agreement; (iv) signed Employment Agreements, as described in Section 7.6 of this Agreement; (v) the signed Certificate of Merger, as described in Section
1.1 of this Agreement; and (vi) the other deliveries required by this Agreement.

                                   ARTICLE 3.

                                    DEFAULT

      3.1 DEFAULT AT CLOSING. If Summit or any of the Members, on one hand, or Westower and Sub, on the other hand, fails or refuses to consummate the transactions described in this Agreement, the other at its option, may refuse to complete the transaction and thereby terminate all of its obligations hereunder. Such refusal shall not limit any remedies available to the parties for breach of this Agreement.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                      OF SUMMIT AND THE INDIVIDUAL MEMBERS

     To induce Westower and Sub to enter into this Agreement and consummate the transactions contemplated hereby, (i) Summit (except as to Sections 4.22 and 4.23) and each of the Individual Members jointly and severally represent and warrant to Westower and Sub that the statements contained in this Article 4 are true and complete, and (ii) each of the Trust Members represents and warrants that the statements contained in Sections 4.22 and 4.23 are true and complete as to such Trust Member:

      4.1 ORGANIZATION STANDING AND QUALIFICATION. Summit is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Mississippi, and has all requisite power and authority to perform its business as presently conducted and to own and lease the properties used in connection therewith. A complete and correct copy of the Certificate of Formation and all amendments thereto of Summit certified by the Secretary of State of Mississippi and a complete and correct copy of its Operating Agreement and all amendments thereto, certified by the Individual Members, have been delivered to Westower. Summit is duly qualified to do business and is in good standing to do business as a foreign limited liability company in those jurisdictions listed in Schedule 4.1, which constitute all jurisdictions in which the failure to so qualify would have a material adverse effect on Summit's business or the ownership of its property.

      4.2 MEMBERSHIP INTERESTS. The Members are the lawful owners of record and beneficially of the Summit Interests, as set forth in the recitals to this Agreement, free and clear of all liens and encumbrances, claims and charges of every kind, and the Summit Interests represent all of the ownership interests in Summit.

      4.3 NO SUBSIDIARIES, PARTNERSHIPS OR JOINT VENTURES. Summit owns no equity interest in any corporation, limited liability company, joint venture, partnership or other entity.

      4.4 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.4 are copies of the following financial statements:

     (a) Balance Sheets.  Balance sheets of Summit as of September 30, 1998 (the
         --------------
"Balance Sheet Date") (unaudited) and December 31, 1997 (audited by Shearer, Taylor & Co., P.A.), which balance sheets together with the notes to the financial statements present fairly the financial condition and assets and liabilities of Summit as of their respective dates in accordance with generally accepted accounting principles consistently applied except as may be otherwise disclosed therein. The balance sheet as of September 30, 1998 is hereinafter referred to as the "1998 Balance Sheet."

     (b) Statements of Income, etc.  A statement of income of Summit for the
         --------------------------
nine months ended September 30, 1998 (unaudited) and statements of income, members' equity and cash flows of Summit for the period commencing May 24, 1997 (the date of inception) and ending on December 31, 1997 (audited by Shearer, Taylor & Co., P.A.), which statements, together with any notes to the respective financial statements present fairly the income, changes in members' equity and cash flows of Summit for such periods in accordance with generally accepted accounting principles consistently applied except as may be otherwise disclosed therein.

      4.5 TITLE TO PROPERTIES. Summit has good and marketable title to all of its properties and assets reflected in the 1998 Balance Sheet (except properties and assets sold or otherwise disposed of since the Balance Sheet Date in the normal and ordinary course of business), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any nature whatsoever, except (i) any mortgages, liens, pledges, charges or other encumbrances disclosed in the 1998 Balance Sheet; (ii) liens for current taxes not yet due and payable, or (iii) encumbrances disclosed in SCHEDULE 4.5. Except as set forth on SCHEDULE 4.5, Summit neither owns nor formerly owned any real estate.

      4.6 TAX MATTERS.  Except as set forth in the attached SCHEDULE 4.6:

     (a) Summit has timely filed all Tax Returns (as hereinafter defined) that it was required to file for all periods prior to the Closing Date. All such Tax Returns were correct and complete, and all Taxes (as hereinafter defined) owed by Summit (whether or not shown on any Tax Return) for periods ending on or before August 31, 1998 have been paid or properly accrued on the 1998 Balance Sheet. Summit is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Summit does not file Tax Returns that it is nor may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Summit that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) Summit has complied with all laws relating to the withholding of Taxes.

     (c) Summit has made a valid election to be treated as an S corporation ("S Corporation") within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"), and such election has been in effect for each of the Company's taxable years since its inception. The Company has qualified and will qualify as an S corporation at all times from election up to and including the Closing Date. The Company has not been and will not be subject to any Taxes pursuant to Section 1363(d) or Section 1374 of the Code at any time up to and including the Closing Date.

     (d) There is no outstanding unresolved Tax deficiency of Summit, and no Tax Returns filed with respect to Summit currently are the subject of an audit.

     (e) Summit has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (f) Summit is not a party to any tax-sharing agreement and has no liability for the tax obligations of any other taxpayer.

          For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          For purposes of this Agreement, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      4.7 LITIGATION AND LABOR MATTERS. Except as disclosed in SCHEDULE 4.7 attached hereto, Summit is not aware of and has not been served with any notice or claim by any governmental agency, customer, employee or any other party whatsoever relating to:

     (a) any environmental claim associated with operations of Summit or the ownership or operations of any property or properties by Summit;

     (b) any claim of non-compliance by Summit under any occupational safety or health law;

     (c) any negligence claims or errors and omissions claims with respect to any services performed by or goods or products sold by Summit;

     (d) any violation of any law or regulation or any term or condition of any permit or licence held by Summit;

     (e) any workers' compensation statute and any other applicable equal employment opportunity or discrimination, wage and hour, collective bargaining agreement, wrongful discharge, personnel or other employment related statutes, law or common law rights of any type or description; or

     (f) any other litigation of any type related in any way to the business and operations of Summit.

      4.8 PATENTS, TRADEMARKS, AND COPYRIGHTS. SCHEDULE 4.8 attached hereto sets forth all patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by Summit or in which Summit has an interest and the nature of such interest. No other patent, trademark, service mark, copyright or license is necessary to permit the business of Summit to be conducted as it is now conducted. No person, firm or corporation has any proprietary, financial or other interest in any such patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications. To the knowledge of Summit, it is not infringing on, and has not been served with any notice or claim alleging that it is infringing, any patent, trademark, or service mark or copyright or otherwise violating the intellectual property rights, of any third party.

      4.9 CONTRACTS AND COMMITMENTS.  Except as listed and identified in
SCHEDULE 4.9 attached hereto or contemplated by this Agreement, Summit is not a party to any written or oral:

     (a) contract or commitment with any employee or consultant;

     (b) contract or commitment with any labor union or employee group;

     (c) contract or commitment for the future purchase of, or payment for, raw materials, supplies or products that individually total $10,000 or more;

     (d) contract or commitment to sell or supply products or to perform services that individually total $10,000 or more without the ability on the part of Summit to increase such price or to cancel the contract or commitment without any liability on the part of Summit;

     (e) contract or commitment continuing over a period of more than six months from the date of this Agreement;

     (f) lease under which it is either lessor or lessee (and other than the assets leased pursuant to leases listed on SCHEDULE 4.9, there are no other material assets or properties necessary or utilized in the business and operations of Summit that are not owned by Summit);

     (g) bonus, pension, profit sharing, retirement, stock purchase, stock option hospitalization, insurance, vacation pay or any similar plan or practice, including but not limited to any welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), formal or informal, in effect with respect to any of Summit's employees or former employees (collectively, the "Plans");

     (h) contract or commitment for the borrowing of money or other agreement or arrangement for a line of credit;

     (i) contract or commitment for any charitable contribution;

     (j) contract or commitment for capital expenditures in excess of $10,000;

     (k) contract or commitment for limiting or restraining it from engaging in any lines of business with any person, firm, corporation or any other entity;

     (l) contract not made in the ordinary course of business

     (m)  license agreement; or

     (n) representative or sales agency agreement.

     Except as stated in SCHEDULE 4.9 hereto and for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of the business between Summit and other parties to the above contracts, Summit has complied with the provisions thereof, is not in default thereunder, and to the knowledge of the Individual Members, all other parties to the above contracts have complied with the provisions thereof, are not in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder.

      4.10 ABSENCE OF UNDISCLOSED LIABILITIES.   Except as disclosed on SCHEDULE
4.9 attached hereto, Summit has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent, known or unknown, or otherwise, and Summit does not know of any basis for assertion against Summit of any such liability or obligation except (i) to the extent reflected in the 1998 Balance Sheet and not heretofore paid or discharged and (ii) accounts payable and accrued expenses incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Balance Sheet Date.

      4.11 EXISTING CONDITION. Except as disclosed in SCHEDULE 4.11 hereto, since December 31, 1997, there has not been (i) any material adverse change in the financial condition or in the results of operations, business or properties of Summit; (ii) any material damage, destruction or loss, whether or not covered by insurance, affecting the operations, business or properties of Summit; (iii) any declaration, setting aside or payment of any distribution in respect of the Summit Interests, or any redemption, purchase or other acquisition of any kind of any Summit Interests; (iv) any increase in the compensation payable by Summit to any of its managers, members or employees; or (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any manager, member or employee which increases amounts paid, payable to or to become payable thereunder.

      4.12 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any material agreement to which Summit is a party or by which it is bound or any law, order or decree or any provision of the Certificate of Formation or Operating Agreement of Summit. Summit, and the Members have full legal authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby, and this Agreement constitutes the valid obligation of Summit and the Members legally binding upon them in accordance with its terms.

      4.13 LICENSES AND PERMITS AND COMPLIANCE WITH LAWS. Summit has all material licenses and permits necessary to the conduct of the business of Summit as presently conducted and in the conduct of its business has complied in all material respects with all applicable laws and regulations.

      4.14 TRANSACTIONS WITH AFFILIATES. No member, manager or employee of Summit owns or during the last two years has owned, directly or indirectly, or has, or during the last two years has had, an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Summit except as described in SCHEDULE 4.14 attached hereto. All relationships described in SCHEDULE 4.14 will terminate as of the Closing Date, unless expressly stated to the contrary in such Schedule.

      4.15 BANK ACCOUNTS. SCHEDULE 4.15 attached hereto contains a true and correct list of the name and location of each bank in which Summit has an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom.

      4.16 SUMMIT'S EMPLOYEES. SCHEDULE 4.16 attached hereto sets forth a list of Summit's employees, their positions and rates of compensation. Except as disclosed on SCHEDULE 4.9 attached hereto, there are no outstanding claims for wages, vacations, or other benefits or compensation of any type or description, whether currently payable or deferred under any defined benefit pension plan, any defined contribution pension plan, any implied or deemed employee benefit or plan, or any welfare plan or otherwise or any other policy, program or practice, whether formal or informal, by any of Summit's employees or any other individuals covered by or eligible under such plans or programs, other than wages that will become due for current pay periods and/or benefits that have accrued through the Closing Date and will become payable in the future. Except as disclosed on Schedule 4.16, there are no existing or, to the knowledge of the Individual Members, threatened claims by any of Summit's employees with respect to any applicable workers' compensation, worker health or safety, equal employment opportunity or discrimination, wage and hour, wrongful discharge, personnel or other employment related statutes, laws or common law rights of any type or description. Except as disclosed on SCHEDULE 4.9 attached hereto, there is no collective bargaining agreement in existence between Summit and a collective bargaining representative for any of Summit's employees, and during the one (1) year period immediately preceding the date of this Agreement, there has not been any union organizing activities or proceedings involving, or any petitions for election of or demands for recognition by, a labor union or labor organization as the exclusive bargaining agent for any of Summit's employees. Summit has not received notice of any proceeding involving Summit currently pending before the National Labor Relations Board, including but not limited to any wherein a labor organization is seeking representation of any of Summit's employees.

      4.17 ENVIRONMENTAL LIABILITIES. Except as disclosed on SCHEDULE 4.17 attached hereto, in the operation of the business of Summit at any time prior to the Closing Date, including but not limited to the ownership or operation of any real properties, Summit: (a) has not been in material violation of any common law or any federal foreign, state or local laws, regulations, statutes or ordinances relating to personal injury arising out of Hazardous Substances (as such term is hereinafter defined) or protection of the environment (collectively, the "Environmental Laws"); (b) possesses all of the material permits, licenses, approvals and identification numbers required under any Environmental Laws for the operation of each of Summit's offices, manufacturing or warehouse facilities and communication sites (collectively, the "Facilities") in the manner in which any such facility is presently operated; (c) is in compliance in all material respects with all permits, licenses and approvals required by any of the Environmental Laws for the operation of each of the Facilities in the manner in which each such facility is currently being operated, except for such non-compliance as would not be reasonably expected to lead to imposition of penalties or similar sanctions by regulatory agencies; (d) is not aware of any conditions that will affect the continued validity after the Closing Date of all such permits, licenses and approvals required by any Environmental Laws for the operation of any of the Facilities in the manner in which it is currently being operated; (e) is not aware of the existence of any pending or threatened suits, proceedings, investigations or claims with respect to sites of, or the operations conducted at any of the Facilities relating to the enforcement of any Environmental Laws or to determine the existence of any environmental liabilities; (f) is not aware of the existence of any pending or threatened suits, proceedings or claims by any third parties for damages or injunctive relief arising out of the presence of any emissions, discharges, releases or threatened releases, storage, transportation or the handling of pollutants, contaminants, regulated wastes or hazardous wastes (collectively, the Hazardous Substances) on or off the sites of any of the Facilities allegedly caused, directly or indirectly, by the operations of Summit at any such facility; (g) is not aware of the existence of any citizen complaint relating to the site of any of the Facilities or the operations of Summit at any such facility; (h) other than normal wear and tear on equipment that may alter its performance, is not aware of any existing circumstances that may interfere with the continued compliance with any existing permit, license or approval required by statute or regulations for the operation of any of the Facilities in the manner in which it is presently operated, except for such non-compliance as would not be reasonably expected to lead to imposition of penalties or similar sanctions by regulatory agencies; (i) is not aware of the occurrence of any spill discharge, deposit or other release of any Hazardous Substances, in excess of reportable quantities under Federal or state environmental laws and which has led or is likely to lead to enforcement actions by governmental agencies, at any of the Facilities caused, directly or indirectly, by Summit; (j) is not aware of any asbestos conditions at any of the Facilities; (k) is not aware of any transformers, fixtures or other electrical equipment containing PCB's installed in, affixed to or located at any of the Facilities; (l) is not aware of any storage tanks for petroleum or hazardous substances located at any of the Facilities, whether above ground, underground or within a structure; (m) is not aware of any current or prior use of the premises of the Facilities which would give rise to liability under any Environmental Laws; and (n) is not aware of any potential liability under any Environmental Laws arising out of any pre-Closing utilization of or operations at any of the Facilities by Summit or other third parties and has not been placed on notice of any claim of any governmental agency or other regulatory body claiming violation of any Environmental Laws or requiring any remediation or cleanup with respect to any of the Facilities or requiring any change in the means or methods of operation of any such facility.

      4.18 ACCOUNTS RECEIVABLE. Except as disclosed on SCHEDULE 4.18 attached hereto, all accounts receivable of Summit reflected on the 1998 Balance Sheet are bona fide and have arisen in the ordinary course of business. The 1998 Balance Sheet contains adequate provision for doubtful accounts set forth on the 1998 Balance Sheet.

      4.19 BOOKS AND RECORDS. Summit has furnished to Westower's representatives for their examination true and complete copies of (a) Summit's Certificate of Formation and Operating Agreement as currently in effect, (b) Summit's minute books, which books are complete in all material respects, and
(c) all records, certificates, documents and agreements of any kind relating to the transfer of any ownership interest in Summit. Such minutes reflect all documented meetings of

Summit's Members and Managers, if any, and any committees thereof since Summit's inception, and accurately reflect in all material respects the events of and actions taken at such meetings.

      4.20 INSURANCE. SCHEDULE 4.20 attached hereto is a certificate of all policies of fire, liability, title and other forms of insurance held by Summit. There are no material claims pending thereunder. Except as set forth on
SCHEDULE 4.20, all such policies or similar policies have been in force for since the inception of Summit and will be in force on the Closing Date in accordance with their respective terms, including without limitation, with respect to any insured losses resulting from occurrences prior to the Closing Date. Summit is not in material default with respect to any provisions of any such policy and has not failed to give any notice or failed to present any material claim thereunder, as to which it has knowledge, in due and timely fashion.

      4.21 EMPLOYEE BENEFIT PLANS.

     (a) Each of the Plans has been administered in compliance with its terms and all filing, reporting, disclosure and other requirements of ERISA and the requirements of the Code have been materially satisfied with respect to each of the Plans.

     (b) No "withdrawal liability" (as that term is used in Section 4201 of ERISA) has been or is reasonably expected to be assessed against Summit, nor is Summit otherwise aware of any facts or circumstances that could lead to
assessment of withdrawal liability.   Summit has not withdrawn, either partially
or completely, from any multi-employer plans.

     (c) Neither any of the Plans nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA) in connection with which any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

     (d) Summit is not aware and has received no notice that it has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any of the Plans or with respect to any other employee benefit plan maintained or contributed to by Summit that has been terminated or otherwise discontinued prior to the date of this Agreement. The PBGC has not instituted proceedings to terminate any of the Plans. Summit has not received any notice of and has no knowledge of a "reportable event" (within the meaning of Section 4043(b) of ERISA).

     (e) Full payment has been made of all amounts which Summit is required to pay under the terms of each of the Plans as a contribution to the Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. None of the Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement or the most recent contribution date as required under the terms of any such Plans if later.

     (f) Each of the Plans is in compliance in all material respects with applicable federal, state and local laws, including but not limited to ERISA. Each of the Plans that is intended to be "qualified" has been administered in accordance with the requirements of Section 401(a) of the Code, and a determination letter has been received from the IRS with respect to qualification of such Plans, and no facts or circumstances exist which would adversely affect the qualified status of the Plans.

      4.22 INVESTMENT REPRESENTATIONS. Each Member acknowledges and understands that (i) the Westower Stock has not been registered with the Securities and Exchange Commission (the "SEC") or with any state official or agency and is being offered and issued pursuant to an exemption from the registration requirements set forth in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state blue sky or securities laws, and that no governmental agency has recommended or endorsed the Westower Stock or made any finding or determination relating to the fairness of the transaction set forth herein and (ii) each Member is acquiring the Westower Stock issuable to such Member hereunder for such Member's own account for investment, with no present intention of reselling or otherwise distributing the same, except (x) pursuant to an offering of shares duly registered under the Securities Act or (y) under other circumstances which do not require registration under the Securities Act and applicable state securities laws.

      4.23 INFORMATION RELATED TO WESTOWER. Each Individual Member is an "accredited investor" as defined in Rule 501 under the Securities Act. Each Member has received and had an opportunity to review for a reasonable time preceding the date of execution of this Agreement certain filings made by Westower with the SEC under the Securities Act and the Securities Exchange Act of 1934 (excluding exhibits, unless requested by a Member) (the "Westower SEC Filings"). Each Member acknowledges that Westower has made available to the Members the opportunity to ask questions and receive answers concerning Westower and the Westower Stock and to obtain any additional information which Westower possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of such additional information and/or the Westower SEC Filings. Each Member possesses such knowledge and experience in financial and business matters or has been advised by such persons who do possess such knowledge that such Member is capable of evaluating the merits and risks of the investment in Westower Stock contemplated by this Agreement.

                                   ARTICLE 5.

               REPRESENTATIONS AND WARRANTIES OF WESTOWER AND SUB

     Westower and Sub represent and warrant to Summit and the Members that the statements contained in this Article 5 are true and correct:

      5.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Westower and Sub are a corporation and a limited liability company, respectively, duly incorporated or formed, validly existing and in good standing under the laws of the State of Washington and the State of Mississippi, respectively, and have full power and authority to own their properties and assets and to carry on their businesses as they have been and are being conducted. The execution of this Agreement and the consummation of the transactions contemplated hereby are within the corporate or company power of Westower and Sub and have been duly authorized by all necessary corporate and other action. This Agreement constitutes a valid obligation of Westower and Sub legally binding upon them in accordance with its terms. When executed and delivered, the Registration Rights Agreement contemplated by
Section 7.3 and the Employment Agreements contemplated by Section 7.5 will be valid obligations of Westower and Summit, respectively, legally binding on them in accordance with their terms. The Westower Stock to be delivered to the Members as the Merger Consideration when issued and delivered will be validly issued, fully paid and nonassessable.

      5.2 VALIDITY OF CONTEMPLATED TRANSACTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Westower or Sub is a party or by which either is bound, or any law, order or decree or any provisions of their respective Articles of Incorporation and Bylaws or Certificate of Formation.

      5.3 WESTOWER SEC FILINGS. The Westower SEC Filings were complete and accurate in all material respects as of the date of the filings and there were no material misstatements therein as of such dates.

      5.4 MATERIAL CHANGES. There has not been, since the dates of the SEC Filings any material adverse change in the financial condition or in the results of operations, business or properties of Westower.

      5.5 ENTITY CLASSIFICATION. Sub has made and has not revoked an election to be classified as an association by filing Form 8832 with the applicable IRS Service Center. Sub has complied or will comply with the requirements of
Section 7701-3 of the Treasury Regulations regarding such election, and for Federal tax purposes, is classified as an association taxable as a corporation.

                                   ARTICLE 6.

                                   COVENANTS

     The Individual Members hereby covenant and agree from the date hereof to the Closing Date that, except for transactions expressly authorized by this Agreement, including transactions consented to in writing by Westower, they will cause Summit to comply with the following:

      6.1 BUSINESS IN THE ORDINARY COURSE. Summit shall refrain from engaging in transactions other than in the ordinary course of business consistent with past practice. Summit shall also refrain from entering into any transaction involving expenditures of more than $10,000.

      6.2 ACCOUNTING AND CREDIT CHANGES. Summit shall not make any changes in its accounting procedures and practices or its credit criteria from those in existence at January 1, 1998.

      6.3 CAPITALIZATION, OPTIONS AND DIVIDENDS. Summit shall not amend its Certificate of Formation and shall not issue or reclassify or alter any Summit Interests; it shall not grant options, warrants, or other rights of any kind to purchase, or agree to issue any additional Summit Interests; it shall not purchase or redeem or otherwise acquire for consideration any Summit Interests and shall not declare or pay any distribution or make payments in respect of the Summit Interests except distributions set forth on Schedule 4.11.

      6.4 ENCUMBRANCE OF ASSETS. Summit shall not mortgage, pledge or encumber any of its properties or assets.

      6.5 EMPLOYMENT AGREEMENTS. Summit shall not enter into any employment agreements and shall keep in effect its present compensation program (including pension plans and other fringe benefits).

      6.6 ACCESS. Subject to the confidentiality obligations contained in this Agreement, Westower and its officers, attorneys, accountants and representatives shall be permitted to examine the property, books and records of Summit, and its title to any real estate, and such officers, attorneys, accountants and representatives shall be afforded access to such property, books, records and titles, and the Members will upon request furnish Westower with any information reasonably required in respect to Summit's property, assets, and business and will provide Westower with copies of any contract, document or instrument listed in any Schedule hereto.

      6.7 GOOD WILL. Summit will use its best efforts to preserve the good will of its customers and suppliers and others having business relations with it.

      6.8 EXCLUSIVE RIGHTS TO WESTOWER. Neither Summit nor the Individual Members, will enter into discussions or negotiations with any other party with a view to (i) the sale of the Summit Interests, (ii) a merger between Summit and another party or (iii) a sale of all or substantially all of the assets of Summit.

      6.9 MAINTENANCE OF PROPERTY. Summit will maintain all of its assets in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and take all steps reasonably necessary to maintain its intangible assets, including without limitation, its patents, trademarks, tradenames, brand names, copyrights and any pending applications therefor.

      6.10 NO NEW MATERIAL AGREEMENTS. Summit will not enter into any material leases, sale/leaseback transactions, agreements for the purchase of fixed assets, exclusive services agreements, or other material agreements, other than agreements relating to the purchase and sale of inventory and/or contract equipment in the ordinary course of business.

      6.11 COMPENSATION. Summit will not (a) grant any increase in compensation other than normal merit and cost-of-living increases in accordance with Summit's general prevailing practices existing prior to the date of this Agreement to any officer, employee or agent, or (b) enter into or amend any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement, or arrangement, or any employment, compensation or consulting agreement except as required by law.

      6.12 INDEBTEDNESS. Summit will not create, incur, assume guarantee or otherwise become liable with respect to any indebtedness for money borrowed or voluntarily create, incur, assume or guarantee any other indebtedness or obligation other than in the ordinary course of business.

      6.13 COOPERATION. The Individual Members will cooperate and will cause the Company to cooperate fully with Westower in promptly taking any and all actions or executing any and all documents appropriate to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 7.

                             POST-CLOSING COVENANTS

      7.1 PERSONAL GUARANTEES. Within 30 days after Closing, Westower shall use commercially reasonable efforts to cause the release of the Individual Members from personal guarantees issued by them that are disclosed on SCHEDULE 4.9 to secure obligations of Summit. Westower shall retain discretion over the nature of the action to be taken, which may include the granting of replacement security or the refinancing of the loans secured by the guarantees. Westower shall indemnify each Individual Member against any cost expense or liability under any such guarantee.

      7.2 SALE OF THE WESTOWER STOCK. Each Member agrees that such Member will not sell, pledge or otherwise transfer any of the Westower Stock received by such Member until such time as permitted under Rule 144 under the Securities Act ("Rule 144") or a registration statement with respect to the Westower Stock filed by Westower pursuant to the provisions of Paragraph 7.3 below becomes effective. Each Member understands that stop-transfer instructions will be given to Westower's transfer agent with respect to the certificates evidencing the Westower Stock delivered to them hereunder. In order to evidence the agreement described in this paragraph, each Member further agrees that the following legend may be placed by Westower upon the certificates representing the Westower Stock delivered to such Member hereunder:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 BUT HAVE BEEN ACQUIRED FOR INVESTMENT BY THE REGISTERED OWNER. NO SALE, PLEDGE OR OTHER TRANSFER MAY BE MADE UNLESS THE CORPORATION IS FURNISHED WITH AN OPINION OF COUNSEL FOR THE SHAREHOLDER IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION THAT SUCH SALE IS IN COMPLIANCE WITH THE

          SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE TRANSFER OF THESE SHARES IS RESTRICTED UNTIL THE CORPORATION HAS PUBLICLY RELEASED ITS FIRST REPORT INCLUDING THE COMBINED FINANCIAL RESULTS OF THE CORPORATION AND SUMMIT COMMUNICATIONS, LLC FOR A PERIOD OF AT LEAST 30 DAYS OF COMBINED OPERATIONS.

      7.3 REGISTRATION RIGHTS. With respect to the Westower Stock to be delivered to the Members at Closing, Westower shall grant to the Members piggyback and demand registration rights pursuant to a Registration Rights Agreement in substantially the form attached to this Agreement as EXHIBIT 7.3.

      7.4 WESTOWER SEC FILING OBLIGATIONS. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of any of the Westower Stock which may be restricted as defined in Rule 144 to the public without registration pursuant to the Securities Act, Westower agrees to use its best lawful efforts to:

     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 at all times during which Westower is subject to the reporting requirements of the Exchange Act;

     (b) File with the SEC in a timely manner all reports and other documents required of Westower under the Securities Act and the Exchange Act (at all times during which Westower is subject to such reporting requirements); and

     (c) So long as any Member owns any of the Westower Stock as restricted securities as defined in Rule 144, to furnish to the Member upon request a written statement to Westower as to its compliance with the reporting requirements of the Exchange Act, a copy of the most recent annual or quarterly report of Westower, and such other reports and documents of Westower and other information in the possession of or reasonably obtainable by Westower as the Member may reasonably request in availing himself of any rule or regulation of the SEC allowing the Member to sell any of the Westower Stock without registration pursuant to the Securities Act.

      7.5 REMOVAL OF LEGEND ON CERTIFICATES REPRESENTING THE WESTOWER STOCK. Westower shall promptly remove the legend on any certificates representing the Westower Stock once the provisions of this Agreement and the Securities Act are satisfied. In addition, Westower shall notify its transfer agent that any stop-transfer instructions with respect to the Westower Stock have been rescinded.

      7.6 EMPLOYMENT AGREEMENTS. At the Closing Summit, Shapley and Jarvis will enter into Employment Agreements in substantially the form attached hereto as EXHIBIT 7.6.

      7.7 COVENANT NOT TO COMPETE.

     (a) Each Individual Member agrees that for a period of three years following the Closing Date or eighteen months following from the date of termination of his employment with Surviving Company for any reason, whether with or without cause, whichever period is longer, he will not, except as expressly permitted hereunder, directly or indirectly (i) operate, develop or own any interest, other than the ownership of less than 5% of the equity securities of a publicly traded company, in the business of wireless telecommunications site development within Canada and/or the United States of America (a "Business"); (ii) compete with Westower, Surviving Company or their subsidiaries and affiliates in the operation or development of any Business;
(iii) with the exception of Surviving Company, be employed by any business which owns, manages, or operates a Business; (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Surviving Company, or its subsidiaries or affiliates, and any customer, client, supplier or employee of Surviving Company, or its subsidiaries or affiliates; or (v) solicit any employee of Surviving Company, or its subsidiaries or affiliates, to leave their employment with Surviving Company or its subsidiaries or affiliate, as the case may be, or hire any such employee to work for a Business. The Individual Members shall not be entitled to circumvent the provisions of this Section 7.7 by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with Surviving Company, its affiliates or subsidiaries.

     (b) If a judicial determination is made that any of the provisions of
Section 7.7(a) constitute an unreasonable or otherwise unenforceable restriction, such provisions shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of
Section 7.7(a) and to apply the provisions of Section 7.7(a) to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. The time period during which the prohibitions set forth in Section 7.7(a) shall apply shall be tolled and suspended during all violations of Section 7.7(a).

     (c) The Individual Members specifically acknowledge and agree that the restrictions set forth in this Section are reasonable and necessary to protect the legitimate interests of Westower and Surviving Company and that Westower and Sub would not have undertaken the Merger in the absence of such restrictions. The Individual Members further acknowledge and agree that any violation of the provisions of this Section 7.7 will result in irreparable injury to Westower and Surviving Company, that the remedy at law for any violation or threatened violation of such Section will be inadequate and that in the event of any such breach, Westower or Surviving Company, in addition to any other remedies or damages available at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action on the part of the Individual Members against Westower or Surviving Company, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief. If Westower or Surviving Company is required to enforce any of its rights under this Agreement, Westower or Surviving Company shall be entitled to recover from the Individual Members, as applicable, all reasonable attorneys' fees, court costs and other expenses incurred by Westower or Surviving Company in connection with the enforcement of those rights.

      7.8 ELECTION TO CLOSE BOOKS. The Members agree that promptly following the Closing they will take whatever steps are necessary to cause the Company to sign and deliver to the Internal Revenue Service an Election to Close Books Upon S Corporation Termination and will execute the Consent of the Shareholder to such election.

      7.9 AUDIT. The Individual Members will cooperate fully (including delivery of representation letters in a form customarily required of management) with independent auditors designated by Westower to allow such auditors to audit financial statements of Summit for any periods through the Closing Date and deliver an opinion thereon.

                                   ARTICLE 8.

                                INDEMNIFICATION

      8.1 INDEMNIFICATION OF WESTOWER. Subject to the consummation of the Closing and limitations set forth in this Section 8.1, the Individual Members shall severally, in an amount equal to 50% payable hereunder for each Individual Member, indemnify, defend and hold harmless Westower, its subsidiaries and affiliates and their respective officers, directors, agents and employees (the "Indemnified Parties") against and in respect of any and all claims, suits, demands, liabilities, damages, losses, costs and expenses ("Losses") arising out of or otherwise in respect of:

     (a) any breach of any representation, warranty or covenant of Summit or any of the Members contained in this Agreement or in any certificate or other instrument furnished on behalf of Summit or by any of the Members, and

     (b) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.1; provided, however, that the Members shall not be liable
                     --------  -------
under this Agreement to the Indemnified Parties for any breach of a representation or warranty that was not set forth in a notice of claim (including a contingent claim that sets forth the facts on which a claim may be made in the future to the extent then known) presented in writing to the Individual Members pursuant to Section 11.13 within (i) eighteen months after Closing in the case of any representation or warranty except those set forth in Sections 4.2, 4.6 and 4.17, (ii) four years in the case of the representations and warranties set forth in 4.17, and (iii) the expiration of the applicable statute of limitations in the case of Sections 4.2 and 4.6. Notwithstanding anything to the contrary herein, the Individual Members shall be liable, responsible or obligated to indemnify the Indemnified Parties under this Section
8.1 for claims for breach of a representation or warranty only to the extent that the aggregate amount of Losses exceeds $100,000, and the total liability and responsibility of the Individual Members under this Section 8.1 for breaches of representations and warranties shall be limited to the aggregate Merger Consideration received by the Members under this Agreement. Payment for indemnification by the Individual Members may be made in their discretion by cash or the return of Westower Stock. The value of Westower Stock shall be its average closing price per share on the American Stock Exchange or other principal market on which it is traded for the 30 trading days preceding such payment.

      8.2 INDEMNIFICATION BY WESTOWER. Subject to the consummation of the Closing, Westower shall indemnify and hold harmless the Members against and in respect of any and all claims, suits, demands, liabilities, damages, losses, costs and expenses, arising out of or resulting from any of the following:

          (a) any breach of any representation, warranty or covenant in this Agreement or in any certificate or other instrument furnished on behalf of Westower or Sub pursuant to this Agreement, and

          (b) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.2.

      8.3 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. Promptly after the receipt by any Indemnified Party of notice of any claim or the commencement of any action or proceeding by any third party, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.1, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option and upon posting a bond or other security equal to such claims, to compromise or defend, at its own expense and by its counsel, any matter involving the asserted liability of the party seeking such indemnification. Such notice, and opportunity to defend, shall be a condition precedent to any liability of the Indemnifying Party under this Article 8. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against any such asserted liability. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

                                   ARTICLE 9.

            CONDITIONS PRECEDENT TO WESTOWER'S AND SUB'S OBLIGATIONS

     All obligations of Westower and Sub under this Agreement are, at the option of Westower, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Summit and the Members contained in this Agreement shall be true in all material respects at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and Summit and the Members shall have delivered to

Westower and Sub a certificate dated the Closing Date and signed by them to such effect. A representation or warranty that is expressly subject to a materiality limitation shall not be subject to a further materiality limitation as a result of the use of the phrase "in all material aspects" in the preceding sentence.

      9.2 COMPLIANCE WITH AGREEMENTS. The Members and Summit shall have complied with all agreements and conditions required by this Agreement to be performed by them prior to or at the Closing, and Summit and the Members shall have delivered to Westower and Sub a certificate dated the Closing Date and signed by them to such effect.

      9.3 OPINION OF COUNSEL. Summit and the Members shall have delivered to Westower and Sub an opinion of Brunini, Grantham, Grower & Hewes, PLLC, dated as of the Closing Date and in form and substance satisfactory to Westower and based, as to factual matters, on certificates of the Individual Members to the effect that:

     (a) Summit is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Mississippi and has the power to perform its business as presently conducted and to own and lease the properties used in connection therewith.

     (b) Each of the Members is the lawful owner of the Summit Interests set forth in this Agreement free and clear of any liens and encumbrances known to such counsel.

     (c) This Agreement constitutes a legal valid and binding obligation of Summit and the Members enforceable in accordance with its terms and, upon filing of the Certificate and Articles of Merger as set forth in this Agreement, Sub will be merged with and into Summit as provided in this Agreement.

     (d) The consummation of the transactions contemplated by this Agreement will not result in a breach of any term of or constitute a default under the Certificate of Formation or Operating Agreement of Summit, or, to the knowledge of such counsel, any indenture, agreement, instrument or understanding known to such counsel to which Summit or the Members are a party or by which it or any of them is bound.

      9.4 MATERIAL DAMAGE. The business and properties of Summit, taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

      9.5 EMPLOYMENT AGREEMENTS.  The Employment Agreements referred to in
Section 7.6 shall have been executed and delivered.

      9.6 OTHER APPROVALS. All authorizations, consents, orders or approvals of any federal or state governmental agency necessary for the consummation of the transactions contemplated hereby (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

      9.7 NO LITIGATION. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened.

                                  ARTICLE 10.

                        CONDITIONS PRECEDENT TO MEMBERS'
                                  OBLIGATIONS

     All obligations of the Members under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      10.1 REPRESENTATIONS AND WARRANTIES. Westower's and Sub's representations and warranties contained in this Agreement shall be true at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and Westower and Sub shall have delivered to the Members a certificate dated as of Closing and signed by them to such effect.

      10.2 COMPLIANCE WITH AGREEMENTS. Westower and Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing, and shall have delivered to the Members a certificate dated as of Closing and signed by them to such effect.

      10.3 OPINION OF COUNSEL. Westower and Sub shall have delivered to the Members and Summit an opinion of their counsel Morgan, Lewis & Bockius LLP (who will rely on Davis Wright Tremaine LLP as to matters of Washington law), dated as of the Closing Date and in form and substance satisfactory to the Members and Summit that the Westower Stock to be delivered as part of the Merger Consideration, when issued and delivered, will be validly issued, fully paid and nonassessable.

      10.4 MATERIAL DAMAGE. The business and properties of Westower and its subsidiaries, taken as a whole, shall not have been and shall not be threatened to be, affected in any way materially adverse to its subsidiaries taken as a whole as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

      10.5 AGREEMENTS.  The Registration Rights Agreement referred to in Section
7.3 and the Employment Agreements referred to in Section 7.6 shall have been executed and delivered.

      10.6 OTHER APPROVALS. All authorizations, consents, orders or approvals of any federal or state governmental agency necessary for the consummation of the transactions contemplated hereby (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

      10.7 NO LITIGATION. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened.

      10.8 WAIVERS AND CONSENTS OBTAINED. Westower shall have obtained all such consents, waivers, orders and approvals, as may be necessary so as to cure, resolve or otherwise avoid any conflict, breach or default, lien creation or violation that would have been caused by consummation of the transactions contemplated hereunder had such consents, waivers, orders and approvals not been obtained.

                                  ARTICLE 11.

                                 MISCELLANEOUS

      11.1 BROKER FEES. Summit and the Members represent and warrant to Westower and Sub that they have not engaged or dealt with any broker or finder so as to obligate Westower or the Surviving Company to pay a fee, commission or similar amount in respect to the execution of this Agreement or the consummation of the transactions contemplated hereby. Any breach of this representation and warranty shall not be subject to the limits set forth in Section 8.1(b).

      11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements, made by Summit, the Members, Westower or Sub in this Agreement or pursuant hereto shall survive the Closing and continue in full force and effect for a period of two years, except that the representations and warranties of Summit and the Members contained in Sections 4.2 and 4.6 will survive the Closing until the expiration of the applicable statute of limitations and the representations and warranties of Summit and the Members contained in Section 4.17 will survive the Closing and continue in full force and effect for four years after the Closing. Notwithstanding any investigations or audit conducted before or after Closing, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

      11.3 KNOWLEDGE. References to the "knowledge" of Summit contained herein refer to the actual knowledge of Shapley and Jarvis after inquiry of the employees of Summit having knowledge of the subject matter.

      11.4 EXPENSES. Each of the parties hereto shall bear their own expenses, in connection with the transactions contemplated hereby; provided, however, that
                                                         --------  -------
the fees and expenses of Brunini, Grantham, Grower & Hewes, PLLC in excess of $25,000 shall be borne by the Members.

      11.5 ANNOUNCEMENTS. All parties shall cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers and suppliers.

      11.6 FURTHER ACTIONS AND ASSURANCES. Westower, Sub, Summit and the Members will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after Closing, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

      11.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original and the Members may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      11.8 CONTENTS OF AGREEMENT; PARTIES IN INTEREST. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of Summit, the Members, Westower and Sub.

      11.9 MISSISSIPPI LAW TO GOVERN. This Agreement shall be construed and enforced in accordance with the laws of the State of Mississippi.

      11.10 SECTION HEADINGS AND GENDER. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

      11.11 SCHEDULES. All Schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

      11.12 NOTICES. All notices, requests and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, or by facsimile followed by an original signed copy, as follows: (or to such other addresses as shall be set forth in a notice given in the same manner):

       If to Westower or Sub:         Westower Corporation
                                      7001 NE 40th Avenue
                                      Vancouver, Washington  98661
                                      Facsimile No. (360) 750-9354

       With a copy to:                Peter S. Sartorius Esq.
                                      Morgan, Lewis & Bockius LLP
                                      2000 One Logan Square
                                      Philadelphia, PA 19103

       If to Summit or the Members:   Summit Communications LLC
                                      112 E. State Street
                                      Ridgeland, MS  39157
                                      Attention:  Mike A. Jarvis

                                      Summit Communications LLC
                                      112 E. State Street
                                      Ridgeland, MS  39157
                                      Attention:  Mark J. Shapley

          With a copy to:             Walter S. Weems, Esq.
                                      Brunini, Grantham, Grower &
                                      Hewes, PLLC
                                      1400 Trustmark Building
                                      248 East Capitol Street
                                      Jackson, MS  39201

      11.13 Confidential Information. Westower and sub agree to hold in confidence any information not generally available to the public received by them from Summit or the Members pursuant to the terms of this Agreement. Similarly, Summit and the Members agree to hold in confidence any information not generally available to the public received by them from Westower. If this Agreement is terminated for any reason, each of the parties and their corporate affiliates and representatives will continue to hold such information in confidence and will, to the extent requested by the other party, promptly return all written materials furnished pursuant hereto. Neither party to this Agreement shall use information received from the other for any purpose other than evaluating the merits and risks of the transaction contemplated by this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                              WESTOWER CORPORATION


                              By:/s/ Calvin J. Payne
                                 -------------------
                                     Calvin J. Payne, Chairman


                              WESTOWER SUMMIT ACQUISITION LLC
                              By: Westower Corporation, its sole member


                                  By:/s/ Calvin J. Payne
                                     -------------------
                                        Calvin J. Payne, Chairman


                              SUMMIT COMMUNICATIONS LLC


                              By:/s/ Mark J. Shapley
                                 -------------------
                                     Mark J. Shapley, Member


                              By:/s/ Mike A. Jarvis
                                 ------------------
                                     Mike A. Jarvis, Member


                              MEMBERS:

                              /s/ Mark J. Shapley
                              -------------------
                              Mark J. Shapley

                              /s/ Mike A. Jarvis
                              ------------------
                              Mike A. Jarvis

                              The Mark J. Shapley Children's Trust

                              /s/ Christopher A. Shapley
                              --------------------------
                              Christopher A. Shapley, Sole Trustee

                              The Mike A. Jarvis Children's Trust

                              /s/ Tom Ward
                              ------------
                              Tom Ward, Sole Trustee

                                                                    Attachment A
                                                                    ------------


                                 PLAN OF MERGER
                                       OF
                        WESTOWER SUMMIT ACQUISITION, LLC
                   (A MISSISSIPPI LIMITED LIABILITY COMPANY)
                                      INTO
                           SUMMIT COMMUNICATIONS, LLC
                   (A MISSISSIPPI LIMITED LIABILITY COMPANY)


          Pursuant to the provisions of Section 79-29-209 of the Mississippi Limited Liability Company Act, the following is the Plan of Merger for the purpose of merging Westower Summit Acquisition, LLC, a Mississippi limited liability company, into Summit Communications, LLC, a Mississippi limited liability company (the "Merger").

A.   The  Plan of Merger is as follows:

     1.   The Merger.  The names of each corporation to be merged are Westower
          ----------
Summit Acquisition, LLC, a Mississippi limited liability company ("Sub"), and Summit Communications, LLC, a Mississippi limited liability company ("Summit"). Summit shall be the surviving limited liability company (the "Surviving Company").

     2.   Merger Terms.
          ------------

          (a) The Membership Interests of Summit shall be converted into and become the right to receive the Merger Consideration, as defined in that certain Agreement and Plan of Merger among Westower Corporation, a Washington corporation, Sub, Summit and the members of Summit, dated as of November 10, 1998.

          (b) The membership interest of Sub shall be converted into and become the sole membership interest in the Surviving Company.

     3.   Certificate of Formation.  The Certificate of Formation of Summit as
          ------------------------
the surviving limited liability company shall be amended and restated to read in full as set forth on Exhibit A hereto.

B. The effective time of the Merger shall be the date on which the Certificate of Merger is filed with the Secretary of State for the State of Mississippi.

                                                                       Exhibit 1
                                                                       ---------

                              AMENDED AND RESTATED
                            CERTIFICATE OF FORMATION


1.   The name of the Limited Liability Company is Summit Communications, LLC.

2.   The Federal Tax ID Number is:  72-1375436

3. The name and street address of the registered agent and registered office is:

               CT Corporation System
               631 Lakeland East Drive
               Flowood, MS  39708

4.   Management of the limited liability company is vested in managers.

                     Form of Registration Rights Agreement


          See Exhibit 2.2 of the Company's Current  Report on Form 8-K

                         Form of Employment Agreements


      See Exhibits 2.3 and 2.4 of the Company's Current Report on Form 8-K